Exhibit 2.1 Exchange Agreement

                               EXCHANGE AGREEMENT
                              --------------------


AGREEMENT made March 19th, 2002, by and between Neo Vision Corporation, a Delaware Corpration (the "Seller") and GTSR Hopeful Corporation, a Nevada corporation (the "Purchaser"), and is effective as of March 31, 2002.

                                    RECITALS

The Seller owns all of the outstanding shares of ReNewal Education Corporation, a Arizona corporation, that provides real estate education services as an approved real estate school that the Seller desires to sell.

The Purchaser, a Securities and Exchange Commission reporting Company with approximately 30 shareholders, without any current operations desires to enter the adult education business through the acquisition of ReNewal Education Corporation.

The Purchaser desires to acquire the travel business of Vacation Creations (VAC) through the purchase of certain assets of VAC in order to expand its existing travel agency business.



IT IS THEREFORE AGREED:

1. Company Purchased. Purchaser shall acquire the 3,000 issued and outstanding shares of ReNewal Education Corporation (ReNewal) through an exchange of 7, 300,000 shares of Seller.

2. Representations and Warranties of Seller. The Seller represents and warrants to the Purchaser that:

     (a) Authorization. Sellers are the sole owners of the outstanding shares of ReNewal and have been duly authorized to exchange the shares for shares of the Purchaser.

     (b) Title. The Seller at the Closing Date will have full and valid title to the 3,000 issued and outstanding shares to be delivered, and there will be no existing impediment to the sale and transfer of such assets to the Purchaser. Upon delivery the shares shall be free and clear of all liens, charges, security interest, and encumbrances whatsoever, except for those disclosed in the Exhibits.

     (c) Seller's Capacity. Seller has full right, power, legal capacity, and authority to enter into this Agreement and to sell and deliver to the Purchaser the shares to be so sold and delivered hereunder.

     (d) Obligations. As of March 31, 2002, ReNewal had no obligations or liabilities in excess of $1,000.00, contingent or otherwise, which were not disclosed to Purchaser.

     (e) Assets. ReNewal has good and marketable title to all of its property and assets (except property and assets disposed of since such date in the ordinary course of business), except minor liens of a character which in the aggregate are not substantial in amount, do not materially detract from the value of the property or assets subject thereto, or materially impair the operations of ReNewal.

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     (f)  No Material Changes. Since negotiations for this sale commenced, there have been no changes in the nature of the business of ReNewal, or in its financial condition or property, other than changes arising out of the ordinary course of its business, or obligations, none of which have been materially adverse, and ReNewal has not incurred any obligations or liabilities, or made any disbursements, other than those in the ordinary course of business and operations.

     (g) Contract. ReNewal is not a party to any employment contract or other agreement with any faculty member in its school operation, which result in an employment arrangement that is other than "at will".

     (h) Claims and Proceedings. ReNewal is not a party in any litigation, pending or threatened, nor has any material claim been made or asserted against ReNewal, nor are there any proceedings threatened or pending before any federal, state or municipal government, or any department, board, body, or agency involving ReNewal.

     (i) Payments. ReNewal is not in default in the payment of any of its obligations.


3. Purchaser's representations and Warranties. Purchasers represents and warrants to the Seller that:

     (a) Capacity. Purchaser has full right, power, legal capacity, and authority to enter into this Agreement.

     (b) Corporate Status. GTSR Hopeful Corporation (GTSR)is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico and has all corporate power necessary to engage in the business in which it is presently engaged.

     (c) No Material Changes. Since negotiations for this sale commenced, there have been no changes in the nature of the business of GTSR, or in its financial condition or property, other than changes arising out of the ordinary course of its business, or obligations, none of which have been materially adverse, and GTSR has not incurred any obligations or liabilities, or made any disbursements, other than those in the ordinary course of business and operations.


     (d) Claims and Proceedings. GTSR is not a party in any litigation, pending or threatened, nor has any material claim been made or asserted against GTSR, nor are there any proceedings threatened or pending before any federal, state, or municipal government, or any department, board, body, or agency involving GTSR.

     (e) Compliance. GTSR is not in violation of any provision of its Certificate of Incorporation or Bylaws, nor has it defaulted under any agreement or other instrument to which GTSR is a party to by which it is bound, other than those of an immaterial or unsubstantial nature.


4. Mutual Representations and Warranties. Seller and Purchaser each have disclosed all litigation, proceedings, or assessed tax deficiency pending against or relating to Seller, ReNewal and Purchaser or properties, assets, or business sold hereunder which may interfere with the use and quiet possession of the assets of the respective businesses.


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5.   Condition of  Business.  Seller and  Purchaser  shall take no action in the period preceding closing that will materially change the nature of the business and its relationship with its customers, employees, and suppliers beyond normal business actions of a prudent business person.


6. Additional Act or Documentation. Seller and Purchaser agree to make, execute, and deliver such additional documents and instruments and take such actions as may be necessary or appropriate to carry out the full intent and purpose of this Agreement.


7. Closing. It is the intent of the parties that the acquisition be effective March 31, 2002. with the actual closing occurring no later than April 10, 2002, at a time and place mutually agreeable to all parties. Operational control of ReNewal shall be granted to the Purchaser at the effective date.

8. Notices. Any notices that may be required under this Agreement shall be in writing, shall be effective on the earlier of the date when received or the third day following mailing, and shall be given by personal service, or by certified or registered mail, return receipt requested, to the addresses set forth below, or to such other addresses as may be specified in writing to all parities hereto.

         If to Purchaser:
              GTSR Hopeful Corporation
              In care of Mr. Philip M. Young
              18036 N. 15th Street
              Phoenix, Arizona 85022

         If to Seller:
              Neo Vision Corporation
              Harry V. Eastlick
              3121 E. Greenway Rd., Suite 201
              Phoenix, Arizona 85032

9. Access to Books and Records. From the date of this Agreement to the Closing Date, the parties will give each other free access to the records, files books of account, and tax returns of the other, provided the same shall not unreasonably interfere with its normal operations.

10. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties, the successors and assigns of the Purchaser, and the legal representatives and assigns of the Seller.

11. Survival. All representations and warranties shall survive the closing of the transactions hereunder.

12. Brokerage. The Purchaser represents to Seller that they have not employed any broker or entered into any agreement for the payment of any fees, compensation, or expense to any person, firm, or corporation in connection with the within transaction.

IN WITNESS WHEREOF, the parties have signed this agreement.

                                 SELLER:

                                 Neo Vision Corporation.
                                 A Delaware corporation
3-19-2002
Date                             /s/Harry V. Eastlick
                                 ------------------------------------------
                                 By Harry V. Eastlick, its Chairman


                                 PURCHASER:

                                 GTSR Hopeful
                                 a Nevada corporation


3-19-2002
Date                             /s/Philip M. Young
                                 ------------------------------------------
                                 By Philip M. Young, its Chief Executive Officer

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